EXHIBIT 99.1

                   FOR IMMEDIATE RELEASE


 Innovo Group Reports Second Quarter of Fiscal 2004 Results LOS ANGELES, July 14, 2004 -- Innovo Group Inc. (NASDAQ:
INNO) today disclosed its financial results for the three months ended May 29, 2004, or its second quarter of fiscal 2004, in its quarterly report on Form 10-Q filed with the Securities and Exchange Commission. The following is a summary and discussion of certain of these results and events and should be read in conjunction with the Company's financial statements as disclosed on Form 10-Q.

  * Net sales for the second quarter of fiscal 2004 increased to $30,023,000 compared to $12,013,000 in the prior year comparative period, or a 150% increase.
  *  In the second quarter of fiscal 2004, the Company:
       - Terminated its license agreement for apparel and accessories with Blondie Rockwell, Inc., licensor of entertainment personality, Eve's FetishTM mark;
       - Terminated its Hot Wheels(R) license for apparel and accessories with Mattel, Inc.;
       - Recorded significant charges related to the write-down to estimated net realizable value of remaining FetishTM inventory; and
       - Recorded an impairment loss on our former manufacturing facility and headquarters in Springfield, Tennessee.
  * The Company generated a net loss of $6,728,000, or $0.23 per share, for the second quarter of fiscal 2004.

  The four most notable factors that attributed to the Company's net loss during the second quarter of fiscal 2004 compared to the second quarter of fiscal 2003 were:
     * lower gross margins as a result of (i) sales of slow moving and out of season FetishTM and Shago(R) branded apparel and accessories, (ii) additional charges taken against remaining FetishTM inventory,
       (iii) a change in inventory purchasing for Joe's Jeans and (iv) a greater percentage of our business coming from private label apparel and accessory products;

     * increased employee wages primarily due to the acquisition of the Blue Concept Division and the development of our branded apparel (of which the FetishTM and Shago(R) were terminated during the second quarter) and accessory lines, which we did not have in the second quarter of fiscal 2003;
     * increased  advertising,   marketing,   tradeshow  and
       related costs incurred in order to market the Joe's(R), Shago(R) and FetishTM brands compared to limited costs in the second quarter of fiscal 2003; and
     * a significant costs recorded associated with the termination of our FetishTM license agreement.

     Jay Furrow, CEO, commented: "While we increased net sales during the second quarter, not only from a comparison for the same period in the prior year, but also from the first quarter of fiscal 2004, we incurred significant losses primarily due to the termination of the FetishTM license agreement and the cessation of the operations associated with FetishTM and Shago(R). While only $2.9 million of the Company's $30 million in revenues were generated from FetishTM and Shago(R) during the second quarter, approximately $5.5 million of the $6.7 million of losses generated during the quarter are attributable to the operations of and the subsequent closing of the FetishTM and Shago(R) divisions or associated with the termination of the FetishTM license."

     Furrow continued, "These charges included, but were not limited to, the writing down of the remaining FetishTM inventory, the costs associated with the termination of the FetishTM license, such as a termination fee, which included accelerated royalty payments, legal fees and the write off of prepaid advertising expenses. Furthermore, we did not recognize our traditional gross margins on our FetishTM and Shago(R) branded apparel and accessories due to the sale of slow moving and out of season merchandise at our cost."

     "During the period, we also incurred a non-cash charge of approximately $600,000 associated with the write-down of the carrying value of the Company's former manufacturing facility in Springfield, Tennessee and $100,000 of maintenance expense associated therewith," Furrow stated. "We intend to sell the facility and based on the potential expenses associated with preparing the building for sale, current market conditions in the area and the lack of increased rental income, we concluded that it is necessary to reduce the carrying value to reflect the anticipated income from such a sale.

     "Furthermore, during the period, we incurred approximately $100,000 of expenses associated with dissolution of our Joe's Jeans Japanese subsidiary, which occurred in April. Combing these numbers with the losses associated with FetishTM and Shago(R)results in $6.3 million of the $6.7 million of losses for the quarter being associated with the restructuring or repositioning of our assets and operations. With these expenses and/or charges behind us, we believe that the financial performance of the Company will materially improve in future periods based on the current performance of our core operations and their future potential."

Outlook

     Furrow continued "While we are disappointed with the Company's financial performance over recent periods, we believe that we have been able to separate ourselves from or cease the operations of the unprofitable activities and ventures that have primarily resulted in the losses incurred during these periods. When you look at the historical financial picture of this Company, the last several quarters have primarily reflected the negative impact of the rapid internal growth required to support the FetishTM and Shago(R)
businesses. Our historical strengths can be found in our denim and accessory related businesses which have been showing improvement and growth. We are pleased with the direction of these operations and we look forward to being able to focus all of the Company's resources and efforts towards the development of the businesses."

Second Quarter Results Summary

     For the three months ended May 29, 2004, or the second quarter of fiscal 2004, our net sales increased to $30,023,000 from $12,013,000 for the three months ended May 31, 2003, or the second quarter fiscal 2003, or a 150%
increase. We generated a net loss of $6,728,000 for the second quarter of fiscal 2004 compared to a net loss of $493,000 for the second quarter fiscal 2003, or a 1,222% increase. Weighted average shares outstanding on a fully diluted basis for the second quarter of fiscal 2004 were 28,928,000 compared to 15,020,000 in the second quarter of fiscal 2003.

Net Sales

     Our net sales increased to $30,023,000 in the second quarter of fiscal 2004 from $12,013,000 in the second quarter of fiscal 2003, or a 150% increase. The primary reasons for this increase in our net sales were due to: (i) increased sales to our private label customers in both the apparel and accessories segments, a large portion of which is attributable to sales generated as a result of the Blue Concept Division acquisition; (ii) growth in sales of Joe's Jeans in both the domestic and international markets; and
(iii) sales from our FetishTM branded apparel and accessory products. Based upon the termination of our FetishTM and Hot Wheels(R) license agreements and cessation of production under our Shago(R)license agreement, we expect our net sales attributed to licensed branded labels to decrease in subsequent quarters.

     More specifically, net sales for our accessory segment increased to $4,477,000 in the second quarter of fiscal 2004 from $3,185,000 in the second quarter of fiscal 2003, or a 41% increase. The increase is primarily a result of higher sales of Innovo's private label accessory products and continued sales of our FetishTM branded accessory products. Joe's net sales increased to $4,394,000 in the second quarter of fiscal 2004 from $2,638,000 in the second quarter of fiscal 2003, or a 67% increase as a result of increased sales in both the domestic and international markets and a higher number of units sold. IAA's net sales increased to $21,151,000 in the second quarter of fiscal 2004 from $6,189,000 in the second quarter of fiscal 2003, or a 242% increase. IAA's increase in net sales is primarily attributable to an increase in sales from its private label business, most notably due to sales within the Blue Concept Division, which we acquired from Azteca in July 2003. Furthermore, IAA generated approximately only 12% of its net sales from its branded business, which included FetishTM and Shago(R), in the second quarter of fiscal 2004.

Gross Margins

     Our gross profit increased to $3,430,000 in the second quarter of fiscal 2004 from $3,358,000 in the second quarter of fiscal 2003, or a 2% increase. Overall, gross margin, as a percentage of net sales, decreased to 11% in the second quarter of fiscal 2004 from 28% in the second quarter of fiscal 2003. The decline was attributable to: (i) sales of slow moving and out-of-season FetishTM and Shago(R)branded apparel and accessories at cost; (ii) a charge we recorded against our remaining slow moving and out-of-season FetishTM branded apparel; (iii) an increased percentage of our sales coming from international distributors and domestic discounters, which carry lower margins; and (iv) a higher percentage of sales coming from private label apparel, which also carries lower margins. On a subsidiary level, our gross margins for Innovo, Inc., Joe's Jeans and IAA were 22%, 32% and 5%, respectively.

SG&A Expenses

     Selling, general and administrative, or SG&A, expenses increased to $8,935,000 in the second quarter of fiscal 2004 from $3,596,000 in the second quarter of fiscal 2003, or a 148% increase. The SG&A increase in the second quarter of fiscal 2004 compared to the second quarter of fiscal 2003 is largely a result of the following factors: (i) an increase in advertising expenditures to establish and market our FetishTM, Shago(R) and Joe's(R) branded products through both advertising and tradeshows; (ii) the hiring of additional employees to support or facilitate the establishment of and increase sales for FetishTM, Shago(R) and Joe'(R) branded products and the addition of the personnel hired in connection with acquisition of the Blue Concept Division from Azteca; (iii) an increase in royalty and commission expense associated with our existing and new branded accessory and apparel lines; (iv) an increase in outside legal and accounting fees as a result of increased business activity; and (v) an earn-out expense and other SG&A expenses associated with the purchase of Blue Concept Division; and (vi) a charge directly related to the termination of the FetishTM license.

Net Loss

     We generated a net loss of $6,728,000 in the second quarter of fiscal 2004, or a loss of $0.23 per share on a fully diluted basis, compared to net loss of $493,000 in the second quarter of fiscal 2003, or a loss of $0.03 per share on a fully diluted basis. The net loss in the second quarter of fiscal 2004 compared to the net loss in the second quarter of fiscal 2003 is largely the result of the following factors: (i) lower gross margins as a result of:
(a) sales of slow moving and out-of-season FetishTM and Shago(R) branded apparel and accessories, (b) $1,707,000 of additional charges taken against the remaining FetishTM inventory, (c) lower gross margins for Joe's Jeans as a result of a change in inventory purchasing, and (d) an increased percentage of sales coming from private label apparel and accessories; (ii) increased employee wages and related benefits of $1,266,000 primarily as a result of hiring 31 employees related to the Blue Concept Division acquisition and the hiring of additional employees to support or facilitate the establishment of and increase sales for FetishTM, Shago(R) and Joe's(R) branded products;
(iii)  increased  advertising,   marketing,  tradeshow   and
related costs of $280,000  incurred in  order to  market the
Joe's(R),  Shago(R)  and  FetishTM   brands;  (iv) increased
royalties and commissions associated with our FetishTM and Shago(R)branded apparel products and the earnout associated with the Blue Concept Division purchase of $813,000; (v)
increases  in legal  and  accounting  fees of $336,000;   vi)
increase in depreciation and amortization costs of $329,000 primarily associated with the acquisition of the Blue Concept Division from Azteca in fiscal 2003; (vii) cost of $2,105,000 associated with the termination our FetishTM licensing agreement; and (viii) a charge of $574,000 to reflect the fair market value of our former manufacturing facility and headquarters in Springfield, Tennessee.

Conference Call Information

     Innovo's Chief Executive Officer and Chief Financial Officer will present an in-depth discussion of Innovo Group's operating performance on its second quarter of fiscal 2004 earnings conference call, which is scheduled for today, Wednesday, July 14, 2004, at 2:00 p.m. EST. To participate, please call (800) 299-9630 (U.S.) or (617) 786-
2904 (international). The conference ID number and participant passcode is 46564515 and is entitled the "Q2 2004 Innovo Group Earnings Conference Call." The information provided on the teleconference is only accurate at the time of the conference call, and Innovo Group takes no responsibility for providing updated information. Following the live audio of the conference call, a telephone replay of the conference call will be available beginning at 5:00 PM Eastern Time on Wednesday, July 14, 2004 until 5:00 PM Eastern Time on Wednesday, July 21, 2004 by dialing (888) 286-8010 (U.S) or (617) 801-6888 (international) and using
the   conference  passcode  38740770.   In   addition,   the
conference call will be archived for one week on the Company's website at www.innovogroup.com from Thursday, July 15, 2004 to Friday, July 23, 2004.


  INNOVO GROUP INC. AND SUBSIDIARIES
                      CONSOLIDATED CONDENSED BALANCE SHEETS
                      (in thousands, except per share data)

                                                                             05/29/04       11/29/03
                                                                           -----------    -----------
                                                                            (unaudited)
                                     ASSETS
 CURRENT ASSETS
       Cash and cash equivalents                                            $         7    $     7,248
       Accounts receivable and due from factor, net of allowance for
       customer credits and allowances of $2,026 (2004) and $2,158 (2003)         1,394          1,683
       Inventories                                                               11,596          7,524
       Prepaid expenses and other current assets                                    332          2,115
                                                                            -----------    -----------
 TOTAL CURRENT ASSETS                                                            13,329         18,570
                                                                            -----------    -----------

 PROPERTY, PLANT and EQUIPMENT, net                                               1,121          2,067
 GOODWILL                                                                        12,592         12,592
 INTANGIBLE ASSETS, NET                                                          12,374         13,058
 OTHER ASSETS                                                                        58             78
                                                                            -----------    -----------

 TOTAL ASSETS                                                               $    39,474    $    46,365
                                                                            ===========    ===========

                      LIABILITIES AND STOCKHOLDERS' EQUITY
 CURRENT LIABILITIES
       Accounts payable and  accrued expenses                               $    11,160    $     6,128
       Due to factor                                                                263            332
       Due to related parties                                                       141            579
       Note payable to officer                                                      500            500
       Current maturities of long-term debt (including related parties)              93            168
                                                                            -----------    -----------
 TOTAL CURRENT LIABILITIES                                                       12,157          7,707

 LONG-TERM DEBT, less current maturities (including related parties)              9,632         22,176

 Commitments and Contingencies

 8% Redeemable preferred stock, $0.10 par value: Authorized shares-5,000,
 194 shares (2004) and (2003)                                                        --             --

 STOCKHOLDERS' EQUITY
       Common stock, $0.10 par - shares, Authorized 40,000
       Issued and outstanding  29,166 (2004), and 25,785 (2003)                   2,917          2,579
       Additional paid-in capital                                                71,582         59,077
       Accumulated deficit                                                      (53,523)       (41,824)
       Promissory note-officer                                                     (703)          (703)
       Treasury stock, 76 shares (2004) and (2003)                               (2,588)        (2,588)
       Accumulated other comprehensive loss                                          --            (59)
                                                                            -----------    -----------
 TOTAL STOCKHOLDERS' EQUITY                                                      17,685         16,482
                                                                            -----------    -----------

                   TOTAL LIABILITIES and STOCKHOLDERS' EQUITY               $    39,474    $    46,365
                                                                            ===========    ===========

 See accompanying notes

                       INNOVO GROUP INC. AND SUBSIDIARIES
                 CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
                      (in thousands, except per share data)

                                                Three Months Ended              Six Months Ended
                                             --------------------------    --------------------------
                                              05/29/04       05/31/03       05/29/04       05/31/03
                                             -----------    -----------    -----------    -----------
                                             (unaudited)    (unaudited)    (unaudited)    (unaudited)
NET SALES                                    $    30,023    $    12,013    $    46,627    $    23,928
COST OF GOODS SOLD                                26,593          8,655         40,327         17,311
                                             -----------    -----------    -----------    -----------
       Gross profit                                3,430          3,358          6,300          6,617

OPERATING EXPENSES
       Selling, general and administrative         8,935          3,596         15,817          6,383
       Depreciation and amortization                 414             85            869            164
                                             -----------    -----------    -----------    -----------
                                                   9,349          3,681         16,686          6,547

INCOME (LOSS) FROM OPERATIONS                     (5,919)          (323)       (10,386)            70

INTEREST EXPENSE                                    (279)          (215)          (698)          (365)
OTHER INCOME                                          65            109             85            234
OTHER EXPENSE                                       (630)           (74)          (692)           (97)
                                             -----------    -----------    -----------    -----------

INCOME (LOSS) BEFORE INCOME TAXES                 (6,763)          (503)       (11,691)          (158)

INCOME TAXES                                         (35)           (10)             6             53
                                             -----------    -----------    -----------    -----------

NET INCOME (LOSS)                            $    (6,728)   $      (493)   $   (11,697)   $      (211)
                                             ===========    ===========    ===========    ===========

NET INCOME (LOSS) PER SHARE:
       Basic                                 $     (0.23)   $     (0.03)   $     (0.43)   $     (0.01)
       Diluted                               $     (0.23)   $     (0.03)   $     (0.43)   $     (0.01)

WEIGHTED AVERAGE SHARES OUTSTANDING
       Basic                                      28,928         15,020         27,358         14,931
       Diluted                                    28,928         15,020         27,358         14,931

See accompanying notes

About Innovo Group Inc.

Innovo  Group  Inc.  through its subsidiaries  Innovo  Inc.,
Innovo Azteca Apparel, Inc. and Joe's Jeans, Inc., is a sales and marketing organization designing and selling branded and private label apparel and accessory products to the retail and private label markets. The Company's craft products include canvas and denim totebags and aprons. The Company's accessory product line is comprised of such products as licensed and non-licensed backpacks, totebags, waist packs and handbags. The Company's apparel products consist of knit shirts and women's high-end denim jeans and knit shirts featuring the Joe's brand. The Company currently produces private label and branded label products under licensing agreements or other arrangements. More information is available at the company web site at www.innovogroup.com.

Statements in this news release which are not purely historical facts are forward-looking statements, including statements containing the words "believe," "estimate," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. All forward-looking statements are based upon information available to Innovo Group Inc. on the date of this release. Any forward-looking statement inherently involves risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to, continued acceptance of the Company's products in the marketplace, including demand for its products, successful implementation of its strategic plan, including its strategy to build brands, the ability to generate positive cash flow from operations and asset sales, whether the Company's investments in the quarter ended August 30, 2003 will result in tangible benefits to the Company and its stockholders, dependence upon third-party vendors, and other risks detailed in the company's periodic report filings with the Securities and Exchange Commission. There can be no assurance that any financial projections set forth in this release can be obtained. By making these forward-looking statements, the company undertakes no obligation to update these statements for revisions or changes after the date of this release. Readers are cautioned not to place undue reliance on forward-looking statements.

SOURCE Innovo Group Inc.
Contact: Marc Crossman of Innovo Group Inc., 323-725-5572

http://www.innovogroup.com
"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding Innovo Group's business which are not historical facts are "forward-looking statements" that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see "Risk Factors" in the Company's Annual Report or Form 10-K for the most recently ended fiscal year.